AURORA GEOSCIENCES LTD.
GEOLOGY & GEOPHYSICS

YELLOWKNIFE OFFICE
3502 Raccine Rd.
Yellowknife, NT X1A 3J2
Phone (867) 920-2729
Fax (867) 873-3816
E-mail : mail@aurorageosciences.com

CONSENT OF AUTHOR

TO : TSX Venture Exchange
Alberta Securities Commission
British Columbia Securities Commission

I, Gary Vivian, do hereby consent to the filing of the written disclosure of the technical report titled "Technical Report - Gordon Ven Lake Property" and dated February 19, 2004 (The Technical Report) and any extracts or a summary of the Technical Report in the prospectus of Boxxer Gold Corporation, and to the filing of the Technical Report with the securities regulatory authorities referred to above.

I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the prospectus of Boxxer Gold Corporation contains any misrepresentation of the information contained in the Technical Report.

Dated this 27th day of August, 2004.

Gary Vivian
Signature of Qualified Person

GARY VIVIAN
Print Name of Qualified Person

REGISTERED PROFESSIONAL GEOLOGIST
Gary Vivian
G. J. VIVIAN
Aug 27/04
N.W.T.